Exhibit (d)(2)

STRICTLY CONFIDENTIAL

April 15, 2011

Linde AG

Klosterhofstrasse 1

80331 Munich

Germany

Subject: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the discussions between Lincare Holdings Inc. and/or its subsidiaries or affiliates (collectively the “Company”), and Linde AG (the “Potential Acquirer”), regarding the possibility of the Potential Acquirer or an affiliate thereof acquiring the Company (the “Potential Transaction”), the Company and/or its Representatives (as defined below) is intending to disclose, furnish or reveal to the Potential Acquirer and/or its Representatives, either orally, in writing or otherwise, or give the Potential Acquirer and its Representatives access to, certain information about the business, financial condition, operations, assets and liabilities of the Company (the “Information”). As a condition to, and in consideration of, the Company’s and the Potential Acquirer’s willingness to participate in those discussions and to permit the disclosure of Information to the Potential Acquirer and/or its Representatives, each of the parties requires the agreement of the other to the terms and conditions of this letter agreement (this “Agreement”).

1.    As used in this Agreement, the term “Evaluation Material” shall include all Information, whether (a) prepared by the Company, its Representatives or otherwise, (b) in written, oral, electronic or other form, or (c) prepared prior to, on or after the date of this Agreement, that is furnished on or after the date hereof to the Potential Acquirer or any of its Representatives by or on behalf of the Company, regardless of the manner or medium in which such Evaluation Material is furnished, and such portions of other documentation, notes and materials prepared by the Potential Acquirer or any of its Representatives, containing or based in whole or in part on any Information furnished by or on behalf of the Company. Evaluation Material also shall include (i) the fact that the parties are considering the Potential Transaction, (ii) any discussions, negotiations and investigations regarding the terms, conditions or other facts with respect to the Potential Transaction, including the status thereof and the existence and terms of this Agreement, and (iii) that Evaluation Material has been made available to the Potential Acquirer (each “Confidential Facts”). Evaluation Material other than Confidential Facts does not include information that: (x) is or becomes generally available to the public other than as a result of disclosure by the Potential Acquirer or its Representatives, (y) becomes available to the Potential Acquirer or its Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is not known by the Potential Acquirer or its Representatives to be bound in respect of such information by a confidentiality agreement with or other obligation of secrecy to the Company or another party which is known by the Potential Acquirer to have such an agreement or obligation to the Company, or (z) is independently developed by the Potential Acquirer or its Representatives without reference to any of the Information, in the case of individuals who have received Information, as can reasonably be shown by the relevant records.

With respect to either party and its Representatives, Confidential Facts do not include information that is or becomes disclosed by the other party or its Representatives (it being understood that disclosure by a party or its Representatives of Confidential Facts shall cause such disclosure to be removed from Confidential Facts for the other party and its Representatives but not the disclosing party or its Representatives).

The Potential Acquirer shall use, and shall cause its Representatives to use, the Evaluation Material solely for the purpose of evaluating and, if applicable, pursuing the Potential Transaction (the “Permitted Purpose”) and for no other purpose. Except as required by law or the rules of any securities exchange (subject to Section 3), the Potential Acquirer shall not disclose, and shall cause its Representatives not to disclose, at any time and whether or not the Company and the Potential Acquirer enter into a Potential Transaction (except after consummation of the Potential Transaction with the Potential Acquirer or its affiliates or to the extent the definitive documentation for a Potential Transaction supersedes this agreement), any Evaluation Material to any person or entity (other than the Company) in any manner, or permit or assist any person or entity (other than the Company) to use any Evaluation Material, except that the Potential Acquirer may disclose Evaluation Material to its Representatives who need to know such information for the sole purpose of assisting, and solely to the extent necessary to permit such Representatives to assist, the Potential Acquirer in the Permitted Purpose; provided that the Potential Acquirer shall inform each such Representative of the terms of this Agreement, and the Potential Acquirer shall be liable to the Company for any action or omission prohibited under this Agreement by any of its Representatives.

“Representatives” of any person shall mean its affiliates and the directors, officers, employees, controlling persons, representatives, agents and advisors of such person and its affiliates (including, without limitation, financial advisors, institutional debt financing sources, counsel and accountants). An “affiliate” of any person shall mean any other person that through one or more intermediaries, controls, is controlled by, or is under common control with, the first person. For purposes of this definition, “control” of a person means the possession of power to direct or cause the direction of management and policies of such person, whether through ownership of voting securities, by contract or otherwise. The term “person” as used in this Agreement will be interpreted broadly to include the media (electronic, print or otherwise), the Internet, any governmental representative or authority or any corporation, company, limited liability company, enterprise, association, partnership, group or other entity or individual.

Without limiting the generality of the foregoing, the Potential Acquirer agrees that neither it nor any of its Representatives shall directly or indirectly discuss with or offer to any third party any position (whether through equity, as a co-investor, a joint venturer or otherwise) or potential position in any possible transaction with the Company or any other form of direct or indirect participation in any such possible transaction or any joint acquisition of the Company by the Potential Acquirer and such third party without the prior written consent of the Company, except that the Potential Acquirer or its Representatives may do so in relation to prospective providers or arrangers of financing in relation to the Potential Transaction.

2.    Except as required by law, rule or regulation or the rules of any securities exchange (subject to Section 3), the Company shall not disclose, and shall cause its Representatives not to disclose, at any time and whether or not the Company and the Potential Acquirer enter into a Potential Transaction (except to the extent the definitive documentation for a Potential Transaction supersedes this agreement), the Confidential Facts to any person or entity except that the Company may disclose the Confidential Facts to its Representatives who need to know such information for the sole purpose of assisting the Company in the Permitted Purpose; provided that the Company shall inform each such Representative of the terms of this Agreement so far as it relates to the Company, and the Company shall be liable to the Potential Acquirer for any action or omission prohibited under this Agreement by any of its Representatives.

3.    In the event that the Potential Acquirer or any of its Representatives is legally required or required by the rules of any securities exchange to disclose any Evaluation Material or the Company or any of its Representatives is legally required or required by the rules of any securities exchange to disclose the Confidential Facts the party so required will give the other party as promptly as practicable notice of such requirement so that the other party may, at its own expense, seek an appropriate protective order or other remedy, and/or waive compliance with certain provisions of this Agreement, and the party so required will cooperate with the other party to obtain such protective order. In the event that such protective order or other remedy is not obtained or the other party waives compliance with the relevant provisions of this Agreement, the party so required will furnish only that portion of the Evaluation Material or, as the case may be, Confidential Facts that is legally required to be disclosed and use its reasonable efforts, at the other party’s expense, to obtain assurances that confidential treatment will be accorded to such Evaluation Material or Confidential Facts.

4.    At any time upon request by the Company, the Potential Acquirer shall either, at the Potential Acquirers’ option, destroy or return to the Company, as promptly as practicable after such request, all documents, materials and other items containing Evaluation Material without retaining any copies, extracts or other reproductions in whole or in part of such material, and, upon the written request of the Company, shall provide a certification in form and substance reasonably satisfactory to the Company, signed by an officer of the Potential Acquirer, as to the completeness of the destruction or return of such materials; provided that notwithstanding anything to the contrary herein and subject to the confidentiality obligations herein, each of the Potential Acquirer and its Representatives may retain (i) one copy of Evaluation Material to the extent required to comply with the legal, regulatory or policy requirements, as well as (ii) any and all (a) emails and any attachments contained in such emails and (b) any electronic files, in each case, to the extent required to comply with, and automatically saved pursuant to, legal, regulatory or policy requirements, including without limitation, any routine computer system back-up tapes, disks or other back-up storage devices. Compliance with this paragraph shall not relieve the Potential Acquirer of its other obligations under this Agreement.

5.    As a condition to any further discussions between the Company and the Potential Acquirer with respect to the Potential Transaction, and to the provision of any Evaluation Material to the Potential Acquirer, the Potential Acquirer agrees that, until 18 months from the date of this Agreement, none of the (1) Potential Acquirer, (2) its affiliates or (3) any of the Potential Acquirer’s or such affiliates’ respective directors, officers, employees or controlling persons that in the case of clauses (2) or (3) (i) have been made aware of this Agreement or who have otherwise received Evaluation Material or (ii) are acting on behalf of, at the direction of or with the knowledge of the Potential Acquirer or on behalf of, at the direction of or with the knowledge of any of the affiliates of the Potential Acquirer who have received Evaluation Material or are otherwise aware of this Agreement shall, without the prior consent of the Company, directly or indirectly, alone or jointly or in concert with any other person (including by providing financing to any other person), effect or seek, offer or propose (whether publicly or otherwise) to effect (a) the acquisition of record or beneficial ownership in excess of 1% of any securities or rights to acquire any securities of the Company or any of its affiliates, or of any rights or options to acquire such ownership (including from a person other than the Company); (b) the acquisition other than in the ordinary course of business of any assets of or managed by, or interest in assets of or managed by, the Company or any of its affiliates (including any rights or options to acquire any such assets, including from a person other than the Company); (c) the commencement of any tender or exchange offer for any securities of the Company or any of its affiliates; (d) the participation in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents to vote or otherwise with respect to any voting securities of the Company or any of its affiliates; (e) the making of any public announcement with respect to any proposal for or offer of any extraordinary transaction involving the Company or any of its securities or assets (or those of its affiliates); (f) any other action, to seek to control or influence the management, Board of Directors or policies of the Company or any of its affiliates; (g) the formation, joining or in any way participating in a “group” (as defined under the U.S. Securities Exchange Act of 1934, as amended) with respect to the Company; or (h) any action which could reasonably be expected to require the Company to make a public announcement as to any of the foregoing; provided however that this Section 5 shall cease to apply and shall be of no further force or effect in the case of (i) the public disclosure of a proposal for, or the commencement of, a tender or exchange offer, by a third-party (unaffiliated with the Potential Acquirer) for more than 50 percent of the Company’s capital stock or voting securities or (ii) the public disclosure by a third party (unaffiliated with the Potential Acquirer) of a proposal for, or the announcement of, or the entry into any agreement (including any letter of intent or similar instrument) for the acquisition (directly or indirectly, including by merger, consolidation, reorganization or other business combination) of more than 50 percent of the Company’s capital stock, voting securities or consolidated assets (including the stock of its subsidiaries or affiliates). The Potential Acquirer further agrees during such 18-month period not to request, directly or indirectly, that the Company (1) amend or waive any provision of this paragraph (including this sentence), or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence) or without the consent of the Company, take any initiative with respect to the Company or any of its affiliates or securities which would reasonably be expected to require the Company or any such affiliate to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in this paragraph, or (3) the possibility of a transaction involving the Potential Acquirer or its affiliates.

6.    For the 18 month period following the date of this Agreement, none of the Potential Acquirer, and its affiliates or any of the Potential Acquirer’s or such affiliates’ directors, officers, employees or controlling persons, in each case who have been made aware of this Agreement or who have otherwise received Evaluation Material (“Restricted Persons”) shall directly or indirectly solicit for hire or engagement, or hire or engage, any individual (a) who during the three months prior to such proposed solicitation, hire, or engagement, has been engaged or employed by the Company as a senior officer or business unit leader of the Company or (b) who is an individual the Potential Acquirer or its Representatives have come in contact with in connection with the Permitted Purpose; provided, however, that Restricted Persons may make general solicitations through public advertisements in the ordinary course of business and consistent with past practice and employ persons in connection with such general solicitations; and provided further that Restricted Persons may solicit and hire persons who are no longer employees of the Company at the time of such solicitation or hire or who approach Restricted Persons or anyone on their behalf without being encouraged to do so by Restricted Persons or anyone on their behalf.

7.    Except for those representations and warranties that may be made in a definitive agreement between the Company and the Potential Acquirer or its affiliates concerning a Potential Transaction (if and when executed), the Potential Acquirer acknowledges and agrees that neither the Company nor any of its Representatives (a) has made any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or (b) shall have any liability whatsoever hereunder to the Potential Acquirer or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Neither this Agreement nor disclosure of any Evaluation Material to the Potential Acquirer or its Representatives shall be deemed by implication or otherwise to vest in the Potential Acquirer or its Representatives rights in or to the Evaluation Material, other than the right to use such Evaluation Material solely for the Permitted Purpose.

8.    The Potential Acquirer agrees that all contacts or communications by the Potential Acquirer or its Representatives with the Company regarding the subject matter of this Agreement, including as to any Evaluation Material or request for Evaluation Material or with respect to any Potential Transaction, shall be made through the Company’s financial advisors, CEO, CFO or other persons nominated by them. Accordingly, the Potential Acquirer agrees not to directly or indirectly contact or communicate with any other executive or employee of the Company concerning Evaluation Material or the Potential Transaction, or to seek any information in connection therewith from any such person, without the prior consent of the Company.

9.    Each of the parties acknowledges that the covenants contained in this Agreement are fundamental for the protection of the other’s legitimate business and proprietary interests and that in the event of any violation by it of any such covenants, the other’s remedies at law may be inadequate. In the event of any violation or attempted violation of this Agreement, the non-violating party shall be entitled to seek specific performance and injunctive relief or other equitable remedy without any showing of irreparable harm or damage, and the violating party hereby waives, and shall cause its Representatives to waive, any requirement for the securing or posting of any bond or other security in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or in equity to the non-violating party. Any trade secrets included in the Evaluation Material will also be entitled to all of the protections and benefits under applicable trade secret law. The violating party hereby waives, and shall use all reasonable efforts to cause its Representatives to waive, any requirement that the non-violating party submit proof of the economic value of any trade secret or post a bond or other security.

10.    The Potential Acquirer understands that (a) the Company and its Representatives shall conduct the process for the Potential Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer, entering into definitive agreements without prior notice to the Potential Acquirer or any other person, and discontinuing discussions or negotiations with the Potential Acquirer or any other party at any time for any reason or no reason), (b) any procedures relating to such a Potential Transaction may be changed at any time without notice to the Potential Acquirer, (c) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (d) neither the Potential Acquirer nor any of its Representatives shall have any claims whatsoever against the Company or its Representatives arising out of or relating to the Potential Transaction (other than those against the parties to a definitive agreement with the Potential Acquirer in accordance with the terms thereof or under this Agreement). The Potential Acquirer and the Company acknowledge and agree that this Agreement is entered into with the express understanding that neither the Company nor the Potential Acquirer is obligated to enter into or to commence or continue any discussions or negotiations pertaining to the entry into any Potential Transaction, and that no such obligation shall arise unless and until a definitive agreement relating to a Potential Transaction is executed and delivered by the parties.

11.    This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware. If for any reason any court of competent jurisdiction determines it is impossible to so construe any provision of this Agreement and holds that provision to be invalid, all other provisions of this Agreement shall remain in full force and effect. This Agreement was negotiated by sophisticated parties at arms length, and neither party hereto shall be construed as the drafting party against which the Agreement could be construed. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware (and, absent jurisdiction in such courts, the United States Federal court located in the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court). Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware (and, absent jurisdiction in such courts, the United States Federal court located in the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.    Except as otherwise provided herein, the restrictions and covenants set forth herein shall terminate and be of no further force or effect upon the two-year anniversary of this Agreement.

13.    This Agreement shall not be assignable by the Potential Acquirer without the consent of the Company. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.

14.    The provisions of this Agreement shall be binding upon any person or entity currently or at any future time controlling, controlled by or under common control with a party, and a party shall be liable to the other for any action or omission prohibited hereunder by any such person or entity.

15.    Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted from this Agreement to the minimum extent necessary to cure such violation.

16.    Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by the Company and the Potential Acquirer. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form., or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

17.    This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Please execute and return one copy of this Agreement, which will constitute the parties agreement with respect to the subject matter hereof.

Yours truly,

LINCARE HOLDINGS INC.

By:	/s/ Paul G. Gabos
Name: Paul G. Gabos
Title: Chief Financial Officer

Agreed to, confirmed and accepted as

of the date first above written:

LINDE AG

By:	/s/ Georg Denoke	/s/ Jens Lühring
	Name: Georg Denoke	Name: Jens Lühring
	Title: Member of the Executive Board, CFO	Title: Head of M&A